EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Q3-2007 Ended September 30, 2007
(unaudited; amounts in thousands)

			Adjusted
	Items	Q3-07	Q3-07	Q2-07
(1)	Sales	$185,616	$185,673	$184,718
(2)	Gross Profit	$96,051	$101,642	$88,826
	Gross profit as a percent of sales	51.7%	54.7%	48.1%
(3)	Consolidated Adjusted EBITDA	$47,850	$51,431	$43,733
	Consolidated Adjusted EBITDA as a percent of sales	25.8%	27.7%	23.7%
(4)	Taxes	$605	$2,714	$223
(5)	Deferred income tax	$1,225	$(1,048)	$1,798
(6)	Consolidated Net Income	$4,335	$30,537	$(798)
(7)	Net Income based on GAAP	$4,335	$30,537	$(798)
(8)	Cash, Cash Equivalents and short term investments	$291,071	$291,071	$342,168
(9)	Net property plant and equipment	$25,042	$25,042	$28,835
(10)	Consolidated Working Capital	$(14,055)	$(19,819)	$(11,784)
(11)	Capital expenditure	$1,572	$1,572	$2,839
	Capital Expenditure as a percent of sales	0.8%	0.8%	1.5%
(12)	Increase in Consolidated Working Capital	$(2,271)	$(8,035)	$86,670
(13)	The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$61,905	$71,250	$55,517
Remarks:
1) Q3/Q2 sequential growth on sales: 0.1%
2) The Adjusted Q3-07 column indicates the financials after backing out the non-cash purchase accounting entries booked in the quarter that were associated with 3Com’s 49% acquisition transaction as pushed-down by 3Com corporate to H3C Holdings. Major items were a $5.6 million inventory revaluation charge as COGS and a $22.8 million amortization charge on intangible assets.
3) Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.
The H3C financial information contained in this document is derived from its consolidated H3C entity financials prepared under US Generally Accepted Accounting Principles and differs from the H3C segment financial information reported by 3Com Corporation in its public filings prepared under US Generally Accepted Accounting Principles in that the externally reported segment information includes adjustments for consolidation of the H3C entity and the parent entities, adjustments for any products still in 3Com inventory and adjustments for purchase accounting impacts maintained at the parent level.